Exhibit 99.1

For Immediate Release

Contact:	(News Media) Barbara Ciesemier, Corporate Communications +1.312.396.7461
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group Closes Sale of Conseco Life Insurance Company

Carmel, Ind., July 1, 2014 - CNO Financial Group, Inc. (NYSE: CNO) today announced that it successfully completed the sale of Conseco Life Insurance Company (“CLIC”) to Wilton Reassurance Company (“Wilton Re”).

“The sale of CLIC marks a significant milestone for CNO,” said Ed Bonach, CEO.  “This transaction reduces the go forward risk profile of the company and will allow management to focus on our core businesses serving the needs of the fast growing and underserved middle market.”

The transaction results in net proceeds of approximately $220 million based upon the estimated balance sheet of CLIC as of June 30, 2014 and after anticipated transaction costs and intercompany transactions completed in connection with the closing. In addition, Bankers Life and Casualty Company (“Bankers Life”), a wholly owned CNO life insurance subsidiary, paid $28 million to recapture a block of traditional life insurance that was previously reinsured to Wilton Re. During the first quarter of 2014, CNO recorded a GAAP net loss of $298 million related to the sale of CLIC.

About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

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